Exhibit 99.1

UDR Completes Washington, DC Acquisition

Denver, CO (October 7, 2015) - UDR, Inc. (the "Company") (NYSE: UDR), a leading multifamily real estate investment trust, today announced that it has completed the acquisition of six Washington, DC communities for a total purchase price of $901 million from Home Properties, L.P. The Company purchased the six communities identified in the Company’s June 22, 2015 press release through a combination of $565 million of newly issued UDR DownREIT Units (“UDR DownREIT Units”) issued at $35 per unit, the assumption of $89 million of debt, $221 million of Section 1031 exchanges under contract and $26 million of cash. Home OP unitholders who elected to convert to UDR DownREIT Units will receive a pro rata share of the third quarter common dividend from the date of close, October 6, 2015, through the record date, October 12, 2015.

Separately, the Company has entered into a contract to sell six communities for $221 million through Section 1031 exchanges. In addition, the Company is under contract to sell two communities for $66 million. The transactions are expected to close on December 1, 2015. The Company will exit the Norfolk, VA market following the closing of the anticipated dispositions. Disposition details are outlined below:

Property	Location	Homes	Year Built	Revenue per Occupied Home
Section 1031 Exchanges Under Contract
Dominion Waterside at Lynnhaven	Norfolk, VA	192	1966	$1,089
Heather Lake	Norfolk, VA	252	1973	986
Eastwind Apartments	Norfolk, VA	200	1970	1,129
Dominion Yorkshire Down	Norfolk, VA	202	1987	1,048
Huntington Villas Apartment Homes	Huntington Beach, CA	400	1972	1,963
Ocean Villas Apartment Homes	Oxnard, CA (Other S. Cal)	119	1965	1,728
Total/Weighted Average		1365	1973	$1,382

Additional Sales Under Contract
Sugar Mill Creek Apartments	Tampa, FL	212	1988	$1,134
Tamar Meadows	Baltimore, MD	178	1990	1,584
Total/Weighted Average		390	1989	$1,339

Grand Total/Weighted Average		1755	1976	$1,372

Additional transaction details can be found on the Investor Relations page of the Company’s website at www.udr.com.

Forward Looking Statements
Certain statements made in this press release may constitute “forward-looking statements.” Words such as “expects,” “intends,” “believes,” “anticipates,” “plans,” “likely,” “will,” “seeks,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in a forward-looking statement, due to a number of factors, which include, but are not limited to, unfavorable changes in the apartment market, changing economic conditions, the impact of inflation/deflation on rental rates and property operating expenses, expectations concerning availability of capital and the stabilization of the capital markets, the impact of competition and competitive pricing, acquisitions, developments and redevelopments not achieving anticipated results, delays in completing developments, redevelopments and lease-ups on schedule, expectations on job growth, home affordability and demand/supply ratio for multifamily housing, expectations concerning development and redevelopment activities, expectations on occupancy levels, expectations concerning the joint ventures with third parties, expectations that automation will help grow net operating income, expectations on annualized net operating income and other risk factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time, including the Company's Annual Report on Form 10-K and the Company's Quarterly Reports on Form 10-Q. Actual results may differ materially from those described in the forward-looking statements. These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this press release, and the Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein, to reflect any change in the Company's expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except to the extent otherwise required under the U.S. securities laws.

This press release and these forward-looking statements include UDR’s analysis and conclusions and reflect UDR’s judgment as of the date of these materials. UDR assumes no obligation to revise or update to reflect future events or circumstances.

About UDR, Inc.
UDR, Inc. (NYSE:UDR), an S&P 400 company, is a leading multifamily real estate investment trust with a demonstrated performance history of delivering superior and dependable returns by successfully managing, buying, selling, developing and redeveloping attractive real estate properties in targeted U.S. markets. As of June 30, 2015, UDR owned or had an ownership position in 49,322 apartment homes including 3,222 homes under development. For 43 years, UDR has delivered long-term value to shareholders, the best standard of service to residents and the highest quality experience for associates. Additional information can be found on the Company's website at www.udr.com.

Contact: UDR, Inc.
Shelby Noble
snoble@udr.com
720-922-6082